Exhibit 99.1
IPG Photonics Announces the Passing of Founder Dr. Valentin Gapontsev, Unique Combination of Scientist, Entrepreneur and Leader

Father of Fiber Laser Industry Commercialized Innovative Laser Technology
Changing Industrial Manufacturing

OXFORD, Mass., Oct. 25, 2021 (GLOBE NEWSWIRE) -- It is with profound sadness that IPG Photonics announces the passing of beloved founder and Chairman and former CEO Dr. Valentin P. Gapontsev.

Dr. Eugene Scherbakov, Chief Executive Officer, said “Valentin’s passing is a tremendous loss for the IPG community and the larger photonics world. Valentin’s technical innovations, strategic vision for the capabilities of fiber lasers and entrepreneurial drive transformed the laser industry and industrial automation to the point where lasers are finally cost-effective, reliable and effective tools that have mass applications in global industrial production. Recognized as the Father of the Fiber Laser Industry, his leadership and unique strategies enabled IPG to be at the forefront of rapid technological developments, and will continue to inspire us to strive for greatness in all that we do. Our love and thoughts are with his wife and family during this profoundly sad time.”

Dr. Gapontsev, 82, founded the Company's predecessor in 1990. He has been IPG’s Chairman since the Company’s founding and its CEO until April 2021. His scientific innovations and business vision led to the creation of a vertically integrated business employing over 6,000 worldwide. Dr. Gapontsev is the named inventor on over 100 patents and author of over 200 scientific papers. In 2006, he was awarded the Ernst & Young® Entrepreneur of the Year Award for Industrial Products and Services in New England and in 2009, he was awarded the Arthur L. Schawlow Award by the Laser Institute of America. In 2011, he received the Russian Federation National Award in Science and Technology, and he was selected as a Fellow of the Optical Society of America. In 2010, the SPIE listed Dr. Gapontsev as one of 28 “Laser Luminaries” who made substantial contributions to lasers during the 50 years since lasers were invented.

John Peeler, Lead Independent Director of IPG’s Board of Directors, said “Valentin was universally admired for his vision and success in scientific innovations married to entrepreneurial drive over the last thirty years. He was a passionate leader for IPG, leaving indelible marks on everything and everyone he touched. As a mentor and friend to many, he also was generous, changing the lives of many for the better.”

About IPG Photonics Corporation

IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.